Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157726 and No. 333-127626 on Form S-8 of ACCO Brands Corporation, of our report dated June 25, 2021, appearing in this Annual Report on Form 11-K of ACCO Brands Corporation 401(k) Plan for the year ended December 31, 2020.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois
June 25, 2021